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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF RIORDAN & MCKINZIE]


                                  May 27, 1997


                                                                      FILE NO.
                                                                      06.825.009
Buttrey Food and Drug Stores Company
601 6th Street, S.W.
Great Falls, Montana  59404

Ladies and Gentlemen:

  You have requested our opinion with respect to 75,000 shares of the Common Stock, par value $0.01 per share (the "Shares"), of Buttrey Food and Drug Stores Company, a Delaware corporation (the "Company"), which Shares are to be issued upon the exercise of stock options (the "Options") to be granted pursuant to the terms of the Company's 1996 Non-Employee Directors Stock Option Plan (the "Plan"). The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

  We have examined the Company's Amended Certificate of Incorporation, Bylaws and the Plan. We have also examined the records of corporate proceedings taken in connection with the adoption of the Plan.

  Based upon the foregoing examinations and subject to compliance with the applicable state securities and "blue sky" laws, we are of the opinion that the shares of Common Stock, when offered, sold and paid for pursuant to the exercise of options granted under the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

 We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,


                                         /s/ Riordan & McKinzie